Exhibit 99.1

Bio-Path Holdings Announces Collaboration With

Thomas Jefferson University for Systemic Antisense Immunotherapy Treatment for Brain Cancer

Sponsored Research Agreement will Evaluate DNAbilize™ Technology as a Cancer Vaccine to Activate Patients’ Immune Systems to Fight Cancer

HOUSTON—June 28, 2016 – Bio-Path Holdings, Inc., (NASDAQ: BPTH), a biotechnology company leveraging its proprietary DNAbilize™ liposomal delivery and antisense technology to develop a portfolio of targeted nucleic acid drugs, today announced that it has entered into a sponsored research agreement with Thomas Jefferson University to investigate DNAbilize™ antisense DNA technology for the development of a brain cancer immunotherapy that works by activating the patient’s own immune system to fight their cancer.

D. Craig Hooper, Ph.D., Department of Cancer Biology, Sidney Kimmel Cancer Center at Thomas Jefferson University and the Principal Investigator of the study, previously evaluated Bio-Path’s DNAbilize™ liposomal delivery and antisense technology in preclinical studies that demonstrated efficacy, suggesting the potential for a systemic antisense immunotherapy for brain cancers. The objective of the collaboration is to demonstrate that DNAbilize™ delivered systemically would have an effect in redirecting the immune system to fight a patient’s own cancer.

“Brain cancers, such as glioblastoma, are very aggressive and with median survival of about 15 months, novel treatments are urgently needed,” said Peter Nielsen, President and Chief Executive Officer of Bio-Path. “We are excited to continue our work with Dr. Hooper to further demonstrate the potential of DNAbilize™ to safely and systemically deliver a brain cancer immunotherapy. We are entering the immunotherapy market with a unique approach to triggering the immune system to fight a patient’s cancer. This collaboration offers a significant development opportunity for Bio-Path that has the potential to create a second technology platform of immunotherapy products.”

About Bio-Path Holdings, Inc.

Bio-Path is a biotechnology company focused on developing therapeutic products utilizing DNAbilize™, its proprietary liposomal delivery and antisense technology, to systemically distribute nucleic acid drugs throughout the human body with a simple intravenous transfusion. Bio-Path’s lead product candidate, BP1001 (Liposomal Grb2 antisense), is in a Phase II study for blood cancers and in preclinical studies for solid tumors. Bio-Path’s second drug candidate, also a liposomal antisense drug, is ready for the clinic where it will be evaluated in lymphoma and solid tumors.

For more information, please visit the Company's website at http://www.biopathholdings.com

Forward-Looking Statements

Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Bio-Path’s ability to raise needed additional capital on a timely basis in order for it to continue its operations, have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such data, limited patient populations of early stage clinical studies and the possibility that results from later stage clinical trials with much larger patient populations may not be consistent with earlier stage clinical trials, and such other risks which are identified in the Company's most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Bio-Path Holdings or at www.sec.gov. Bio-Path disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:

Investors

Will O’Connor

Stern Investor Relations, Inc.

212-362-1200

will@sternir.com

Doug Morris

Investor Relations

Bio-Path Holdings, Inc.

832-742-1369

Media

Tony Plohoros

6 Degrees

908-591-2839

tplohoros@6degreespr.com